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                                       Filing pursuant to Rule 424(b)(3) of the
                                            Securities Act of 1993, as amended.
                                 Registration Statement on Form S-3 (333-34891)



                        889,198 SHARES OF COMMON STOCK

                       FIRSTPLUS FINANCIAL GROUP, INC.


FIRST SUPPLEMENT DATED JANUARY 5, 1998
TO PROSPECTUS DATED SEPTEMBER 17, 1997

                    TERMS USED IN THIS SUPPLEMENT AND NOT OTHERWISE
                     DEFINED ARE USED AS DEFINED IN THE PROSPECTUS.


     On September 3, 1997, FIRSTPLUS Financial Group, Inc. (the "Company") filed a registration statement containing a prospectus relating to, among other things, 889,198 Shares of Common Stock that may be offered and sold from time to time by certain Selling Stockholders of the Company (the "Prospectus").

     Since September 3, 1997, G. Elton Todd, one of the beneficial owners of Common Stock included in the table appearing on page 14 of the Prospectus (the "Selling Stockholders Table"), has notified the Company that he has transferred 20,500 of his Shares to the Community Foundation of Greater Greenville, Inc. (the "Foundation"). As a result: (i) the Foundation should be added to the list of Selling Stockholders who did not acquire their shares in the acquisition of The Modern Finance Company in the first sentence of the paragraph following the Selling Stockholders Table; (ii) the following sentence should be added immediately preceding the last sentence of the first paragraph following the Selling Stockholders Table "The Community Foundation of Greater Greenville, Inc., acquired its shares as a charitable donation from G. Elton Todd pursuant to a donor agreement signed on December 30, 1997", and (iii) the Selling Stockholders Table is amended as follows:

                            NUMBER OF SHARES    NUMBER OF    NUMBER OF SHARES
                            OF COMMON STOCK     SHARES OF    OF COMMON STOCK
                           BENEFICIALLY OWNED    COMMON     BENEFICIALLY OWNED
                                PRIOR TO         STOCK            AFTER
        NAME                  OFFERING (1)       OFFERED       OFFERING (2)
-------------------------  ------------------   ---------   ------------------

Community Foundation of
  Greater Greenville, Inc.       20,500         20,500                  0

G. Elton Todd                   459,349        219,424            239,925


     Footnotes (1) and (2) to the Selling Stockholders Table are unaffected.